Exhibit 99.1

NV5 GLOBAL, INC. AND SUBSIDIARIES

CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME

(UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands, except share data)

	(1) NV5 Global,	(2) RBA	Pro forma		Pro forma
	Inc.	Group	Adjustments		Combined

Gross Revenues	$154,655	$17,839	$-		$172,494

Direct costs:
Salaries and wages	53,687	6,273	-		59,960
Sub-consultant services	21,394	2,638	-		24,032
Other direct costs	10,796	1,209	-		12,005
Total direct costs	85,877	10,120	-		95,997

Gross Profit	68,778	7,719	-		76,497

Operating Expenses:
Salaries and wages, payroll taxes and benefits	34,731	5,552	-		40,283
General and administrative	11,930	694	-		12,624
Facilities and facilities related	4,950	1,362	-		6,312
Depreciation and amortization	3,468	85	374	(A)	3,927

Total operating expenses	55,079	7,693	374		63,146

Income from operations	13,699	26	(374)		13,351

Other (expense) income:
Interest expense	(212)	(51)	(9)	(B)	(272)
Other, net	-	(38)	-		(38)
Total other (expense) income	(212)	(89)	(9)		(310)

Income (loss) before income tax expense	13,487	(63)	(383)		13,041
Income tax expense	(4,995)	(38)	134	(C)	(4,899)

Net income and comprehensive income	$8,492	$(101)	$(249)		$8,142

Earnings per share:
Basic	$1.25				$1.20
Diluted	$1.18				$1.13

Weighted-average common shares outstanding:
Basic	6,773,135				6,773,135
Diluted	7,215,898				7,215,898

See accompanying notes to unaudited condensed combined pro forma financial information.

(1) As reported in NV5’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (“SEC”) on March 11, 2016.

(2) Represents RBA's unaudited consolidated statement of operations data for the six months ended June 30, 2015, which has been derived by subtracting RBA’s unaudited consolidated statement of operations for the three months ended December 31, 2014 from its unaudited consolidated statement of operations for the nine months ended June 30, 2015, contained in the Original Form 8−K.

NOTES TO CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

(dollars in thousands)

(UNAUDITED)

1. Basis of Pro Forma Presentation

On July 1, 2015, NV5 Global, Inc. (“NV5” or “the Company”) acquired all the outstanding shares of capital stock of The RBA Group, Inc., Engineers, Architects and Planners, a New Jersey corporation (“RBA”), an engineering, planning, and architectural firm providing services to federal, state and local governmental agencies and the private sector in the Eastern region of the United States (the “Acquisition”). The purchase price was up to $13,000 consisting of $8,000 in cash, a $4,000 promissory note (bearing interest at a rate of 3.0% per annum) that is payable in four equal payments of $1,000 plus accrued and unpaid interest each and due on the first, second, third, and fourth anniversaries of the closing date of July 1, 2015. The purchase price also included a non-interest bearing earn-out ("Contingent Consideration") of up to $1,000 payable in cash or a combination of cash and the Company’s common stock, subject to the achievement of certain agreed upon financial metrics for calendar years 2016 and 2017.

The Company’s fiscal year end is December 31 and RBA’s fiscal year end was previously September 30. After the acquisition, RBA changed its fiscal year end to December 31; however, pursuant to Rule 11-02(c)(3) of Regulation S-X, the fiscal years are not being conformed for the purpose of presenting pro forma condensed consolidated combined financial statements, because the two fiscal year ends are not separated by more than 93 days. In the unaudited pro forma condensed combined statement of operations, the Company has elected to align the results of operations for RBA to match those of the Company. RBA’s historical information included in the unaudited pro forma condensed consolidated combined statement of operations for the year ended December 31, 2015 is derived by subtracting RBA’s unaudited consolidated statement of operations for the three months ended December 31, 2014 from its unaudited consolidated statement of operations for the nine months ended June 30, 2015.  We believe any difference in gross profit, selling and marketing expenses, and operating income resulting from aligning the six-month period end date is immaterial to the pro forma condensed combined financial statements.

The pro forma statement of operations is hereinafter referred to as the “Pro Forma Financial Data”. The Pro Forma Financial Data is unaudited and does not purport to represent what the combined results of operations would have been if the RBA acquisition had occurred on January 1, 2015, or what those results will be for any future periods.

The Pro Forma Financial Data is based upon the historical financial statements of the Company and RBA and certain adjustments which we believe are reasonable to give effect to the RBA acquisition. The pro forma adjustments and Pro Forma Financial Data included herein were prepared using the acquisition method of accounting for the business combination. The pro forma adjustments are based on certain assumptions that we believe are reasonable under the circumstances.

The Pro Forma Financial Data has been compiled from the following sources:

●

U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) financial information for the Company has been derived without adjustments from the Company’s audited statement of operations as of and for the year ended December 31, 2015, contained in the Company’s Annual Report on Form 10−K filed with the SEC on March 11, 2016;

●

U.S. GAAP financial information for RBA has been derived with certain adjustments as described above, from RBA’s unaudited statement of operations for the nine months ended June 30, 2015, contained in the Original Form 8−K.

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The Pro Forma Financial Data should be read in conjunction with:

●	These notes to the Pro Forma Financial Data;
●

The audited consolidated financial statements of the Company for the year ended December 31, 2015 and the related notes relating thereto as presented in the Company’s Annual Report on Form 10−K filed with the SEC on March 11, 2016;

●	The unaudited consolidated financial statements of RBA for the nine months ended June 30, 2015, contained in the Original Form 8-K.

2. Pro Forma Adjustments

The accompanying unaudited pro forma combined statements of income have been prepared as if the Acquisition was completed on January 1, 2015 for statement of income purposes and reflects the following pro forma adjustments:

(A)

Trade names and customer relationships are amortized on a straight-line basis over their estimated lives of two and ten years, respectively. Favorable lease is amortized on a straight-line basis over the estimated remaining lease term of nine years. Non-compete agreements are amortized over their contractual lives of four years.

This pro forma adjustment to the Condensed Combined Pro forma Statement of Income reflects the recording of amortization expense for the intangible assets acquired in the Acquisition, based on the estimated of the fair values of the intangible assets acquired, and the estimated amortization periods for the period from January 1, 2015 through June 30, 2015:

Customer relationships	$139
Tradename	163
Favorable leases	44
Non-compete	29
Total	$374

(B)

This pro forma adjustment reflects interest expense on the $4,000 uncollateralized promissory note issued to the RBA Stockholders (bearing interest at a rate of 3.0% per annum), payable in four equal payments of $1,000 plus accrued and unpaid interest each and due on the first, second, third, and fourth anniversaries of the closing date of July 1, 2015.

(C)	This pro forma adjustment reflects the income tax effect of the operations of RBA and of the pro forma adjustments using the statutory income tax rate of NV5 of 35%.

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